Tidal ETF Trust 485BPOS

Exhibit 99(h)(xxvii)

FORM OF RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 23, 2025, between Listed Funds Trust, on behalf of its separate series listed on Schedule A hereto, severally and not jointly (each, an “Acquiring Fund,” and collectively, the “Acquiring Funds”), and Tidal ETF Trust, on behalf of its separate series listed on Schedule A hereto, severally and not jointly (each, an “Acquired Fund,” collectively, the “Acquired Funds,” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund[s], to invest in shares of other registered investment companies, such as the Acquired Fund[s], in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of an Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and each Acquired Fund desire to set forth the following terms pursuant to which each Acquiring Fund may invest in an Acquired Fund in reliance on the Rule.

1.	Terms of Investment

(a)        In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist each Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)         In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii)        Timing/advance notice of sales. The Acquiring Fund will use reasonable efforts to spread large sales of Acquired Fund shares (greater than 3% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of anticipated sales to the Acquired Fund whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a sales of Acquired Fund shares are effected, if any.

(ii)        Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)       In order to assist an Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment by an Acquiring Fund in an Acquired Fund, and to assist the Acquiring Fund’s investment adviser with making the required findings under the Rule, an Acquired Fund shall, upon reasonable request from an Acquiring Fund, provide information on the fees and expenses and portfolio holdings of the Acquired Fund.

2.	Representations of the Acquired Fund

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; (iii) promptly notify the Acquired Fund when it has invested in the Acquired Fund in an amount which exceeds the limitations in Section 12(d)(1)(A); and (iv) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Act or other federal laws and regulations which may be applicable. To the extent that the applicable laws of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the Act or other federal laws and regulations which may be applicable, the latter shall control.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below.

If to an Acquiring Fund:	If to an Acquired Fund:

Listed Funds Trust	Tidal ETF Trust
Attn: Chad Fickett	Attn:
615 East Michigan Street	234 West Florida Street, Suite 203
Milwaukee, WI 53202	Milwaukee, WI 53202
Email: chad.fickett@usbank.com	Email:

With a copy to:	With a copy to:

Teucrium Investment Advisors, LLC

Attn: Cory Mullen-Rusin	Attn:

Three Main Street, Suite 215

Burlington, Vermont 05401

Email: cory.mullenrusin@teucrium.com	Email:

6.	Term and Termination; Assignment; Amendment

(a)       This Agreement shall be effective for the duration of each Acquired Fund’s and each Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)       This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, an Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)       This Agreement may not be assigned by either party without the prior written consent of the other.

(d)       This Agreement may not be amended or modified in any manner except by written agreement executed by the parties.

(e)       The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signature of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other.

(e)       In any action involving an Acquiring Fund under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other Acquiring Fund or any other series of Listed Funds Trust.

(f)        In any action involving an Acquired Fund under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund and not to any other Acquired Fund or series of Tidal ETF Trust.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Tidal ETF Trust,

on behalf of each Acquired Fund

Name:

Title:

Listed Funds Trust,

on behalf of each Acquiring Fund

Name: Chad Fickett

Title: Secretary

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds

Yields For You Strategy A ETF	FolioBeyond Alternative Income and
Yields For You Strategy B ETF	Interest Rate Hedge ETF
Relative Strength Managed Volatility Strategy ETF

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